UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 11, 2016

Commission File Number:  0-23153

Track Group, Inc.
(Exact name of registrant as specified in its charter.)

Utah
(State or other jurisdiction of incorporation or organization)
87-0543981
(IRS Employer Identification No.)

405 S. Main, Suite 700, Salt Lake City, Utah 84111
(Address of principal executive offices)

(801) 451-6141
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Changes.

Effective September 11, 2016, Track Group, Inc. (the "Company") appointed the Company's Chairman of the Board of Directors, Guy Dubois, as its Chief Executive Officer. In addition to serving as Chairman of the Board of Directors, Mr. Dubois has served the Company as a Co-Member of the Executive Committee, along with Mr. David Boone, since February 2013. Mr. Boone will continue to serve as a member of the Company's Board of Directors. There are currently no agreements between the Company and Mr. Dubois pursuant to which Mr. Dubois will serve as the Company's Chief Executive Officer.

Also on September 12, 2016, John Merrill's employment as the Chief Financial Officer of the Company was terminated. Mr. Merrill was succeeded by the appointment of Mark Attarian as Chief Financial Officer. Mr. Attarian joined the Company as Chief Administrative Officer on July 11, 2016. Prior to joining the Company, Mr. Attarian was the Chief Financial Officer of Interactive Holding Corp., dba Undertone, a leader in mobile digital advertising solutions. Prior to Interactive Holding Corp., Mr. Attarian was a partner at Tatum, a financial and technology consulting and advisory firm from 2004-2014. Mr. Attarian has extensive financial experience, including experience with leveraged recapitalizations and buyouts, acquisitions, divestitures, restructurings, initial public offerings, venture capital and private equity financings. Mr. Attarian holds a BA degree from St. Lawrence University.

Under the terms of an Employment Agreement, dated September 11, 2016, by and between Mr. Attarian and the Company, Mr. Attarian will serve as the Company's Chief Financial Officer for a period of two years for a base salary equal to $250,000 per annum, and will receive an option to purchase 125,000 shares of common stock of the Company at an exercise price equal to either (i) the per share sale price of any underwritten public offering of the Company's common stock occurring between the date of the Employment Agreement and December 31, 2016 (the "Option"). In the event the public offering does not occur by December 31, 2016, the exercise price of the Option shall be equal to the average of the closing price of the Company common stock on the 30 trading days immediately preceding December 31, 2016. The Option vests 25% on December 31, 2016, with the balance vesting in equal monthly installments over the following 36 months. A copy of the Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated by reference herein.

Appointment of Directors.

On September 13, 2016, the Company announced the appointment of Messrs. Eric Rosenblum and Ray Johnson to the Company's Board of Directors, to serve until the next annual meeting of stockholders or until their successor is elected and qualified. Mr. Johnson previously served as Senior Vice President and Chief Technology Officer at Lockheed Martin Corporation, where he was responsible for its technology, engineering, and operational performance. Mr. Johnson holds a PhD and MS from the Air Force Institute of Technology, and a BS from Oklahoma State University.

Mr. Rosenblum currently leads several product areas (including cybersecurity and financial compliance) as an executive at Palantir Technologies, Inc. Prior to Panantir Technologies, Mr. Rosenblum served as Chief Operating Officer at Drawbridge, Inc., a mobile advertising start-up. Prior to Drawbridge, Mr. Rosenblum was Director of Product and Director of Strategy and Business Operations at Alphabet, Inc., formerly Google, Inc. Mr. Rosenblum holds an MBA from Massachusetts Institute of Technology, and a BA from Harvard University.

There are currently no arrangements or understandings between Messrs. Johnson and Rosenblum and any other persons, naming either of them to the Board of Directors, pursuant to which they were selected as a director.

Item 8.01 Other Events.

On September 13, 2016, the Company issued a press release announcing the management changes and appointments to the Board of Directors. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Track Group, Inc.

Date:   September 13, 2016
By:	/s/ Mark Attarian

Name: Mark Attarian
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Attarian Employment Agreement
EX-99.1	Press Release (Management Changes)